Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
The Smith & Wollensky Restaurant Group, Inc.,

We consent to incorporation by reference in the registration statement (No. 333-100573) on Form S-8 of The Smith & Wollensky Restaurant Group, Inc. of our report dated April 2, 2007, relating to the consolidated balance sheets of The Smith & Wollensky Restaurant Group, Inc. and subsidiaries as of January 1, 2007, and January 2, 2006, and results of their operations and their cash flows, and changes in stockholders’ equity and comprehensive income (loss) for the years ended January 1, 2007, January 2, 2006 and January 3, 2005, which report appears in the January 1, 2007 annual report on Form 10-K of The Smith & Wollensky Restaurant Group, Inc.

/s/ BDO SEIDMAN, LLP
New York, New York
April 2, 2007